Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in GenCorp Inc.’s Registration Statements (Form S-8 File Nos. 2-66840, 2-80440, 2-83133, 2-98730, 33-28056, 333-91783, 333-35621, and 333-61928; Form S-4 File No. 333-109518; and Form S-3 File Nos. 333-90850, 333-89796, 333-113497 and 333-121948) of our reports dated February 9, 2005, with respect to the consolidated financial statements of GenCorp Inc., GenCorp Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GenCorp Inc. included in this Annual Report (Form 10-K) for the year ended November 30, 2004.

/s/ Ernst & Young LLP
Sacramento, California
February 14, 2005

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